Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-1

(Form Type)

International Battery Metals Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common shares, no par value	457(c)	51,530,518	(1)	$0.107	(2)	$5,513,765	$0.00013810	$761.45
		Total Offering Amounts						$5,513,765		$761.45
		Total Fees Previously Paid						-		-
		Total Fee Offsets						-		-
		Net Fee Due								$761.45

(1)	The number of common shares being registered includes the resale of up to 51,530,518 common shares held by the selling shareholder, consisting of (i) 25,765,259 shares of common stock issued in a private placement and (ii) 25,765,259 common shares issuable upon the exercise of warrants.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, the proposed maximum offering price per share is $0.107, which is the average of the high and low prices of the common shares on the OTCQB of the OTC Markets Group, Inc. on January 30, 2026.